Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

REE Automotive Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, without par value (“Class A Ordinary Shares”), reserved for issuance under the REE Automotive Ltd. 2021 Share Incentive Plan (the “2021 Plan”) (1)	Rule 457(c) and 457(h)	940,004	(1)	$5.87	(2)	$5,517,823.48	$0.00014760	$814.43
	Total Offering Amounts							$5,517,823.48		$814.43
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$814.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that become issuable under the 2021 Plan as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high ($5.99) and low ($5.75) sales prices of the registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on March 25, 2024.